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Morgan Stanley Reports Record First Quarter Results

Record Quarterly EPS from Continuing Operations of $2.40, Up 59%
Record Net Revenues of $11.0 Billion, Up 29%
ROE from Continuing Operations of 29%
NEW YORK, March 21, 2007 - Morgan Stanley (NYSE: MS) today reported record income from continuing operations for the first quarter ended February 28, 2007 of $2,559 million, an increase of 60 percent from $1,602 million in the first quarter of 2006.1  Diluted earnings per share from continuing operations were a record $2.40 compared with $1.51 a year ago. Net revenues were a record $11.0 billion, 29 percent above last year’s first quarter. Non-interest expenses of $7.1 billion increased 17 percent from last year. The annualized return on average common equity from continuing operations was 28.8 percent in the current quarter, compared with 21.9 percent in the first quarter of 2006.

Net income was a record $2,672 million, an increase of 70 percent from $1,574 million in the first quarter of 2006. This quarter’s results included an after-tax gain of $109 million reported in discontinued operations related to the sale of Quilter Holdings Ltd. Record diluted earnings per share were $2.51, compared with $1.48 in the first quarter of 2006, and the annualized return on average common equity for the first quarter was 29.9 percent compared with 21.3 percent a year ago.

Business Highlights

•
Institutional Securities achieved record net revenues of $7.6 billion, up 37 percent from last year.  Pre-tax income rose 71 percent to a record $3.0 billion and return on average common equity was 40 percent.

•
Equity sales and trading delivered record revenues of $2.2 billion, up 36 percent from last year. These results reflect record revenues in derivatives and Prime Brokerage, two key areas that the Company has invested in as part of its growth plans.

1 The results for the first quarter of 2006 included $395 million of incremental compensation expense related to equity awards to retirement-eligible employees under SFAS 123R. These costs were allocated to the business segments as follows: Institutional Securities, $270 million; Global Wealth Management Group, $80 million; Asset Management, $28 million; and Discover, $17 million.

•
Fixed income sales and trading achieved record revenues of $3.6 billion, up 31 percent from last year. These results reflect record revenues in credit products, up 94 percent, and strength across our interest rate & currency and commodities businesses.

•
Global Wealth Management Group delivered a pre-tax margin of 15 percent and its highest quarterly revenues since 2000, as financial advisor productivity and client assets per global representative reached all time highs and client assets in our bank deposit sweep program exceeded $16 billion.

•
Asset Management continued to make good progress in its plan for growth. The business delivered its second consecutive quarter of positive net flows and posted long-term inflows for the first time in two years, driven, in part, by new products launched during the past year.

•
Discover delivered strong results, including record transaction volume and the fifth consecutive quarter of managed receivables growth, and it continues to be well-positioned for success as a stand-alone company. The spin-off of Discover remains on track for the third quarter of this year.

John J. Mack, Chairman and CEO, said, “Morgan Stanley delivered outstanding results this quarter - with record revenues and earnings along with ROE of more than 20 percent for the sixth quarter in a row. This strong performance was in large part the result of effective, disciplined risk-taking by our team in Institutional Securities, which helped deliver record results across our sales and trading businesses. Our Global Wealth Management business this quarter delivered its highest revenues since 2000 and we continued to make substantial progress in executing our growth plan in Asset Management. We see many opportunities to further improve our performance, and remain intensely focused on helping our clients navigate the constantly changing markets and leveraging our global franchise to create additional value for our shareholders.”

INSTITUTIONAL SECURITIES

Institutional Securities posted record pre-tax income2of $3.0 billion, up 71 percent from $1.8 billion in the first quarter of 2006. Record net revenues of $7.6 billion were 37 percent higher, driven by record results in fixed income and equities. The quarter’s pre-tax margin was 40 percent, compared with 32 percent in last year’s first quarter. The quarter’s return on average common equity was 40 percent compared with 29 percent a year ago.

•	Advisory revenues were $390 million, a 10 percent increase from last year’s first quarter.
•
Underwriting revenues were $659 million, a 20 percent increase from last year’s first quarter. Fixed income underwriting revenues were $359 million, a 2 percent increase from the prior year’s first quarter, and equity underwriting revenues increased 52 percent to $300 million over the same period.

2 Represents income from continuing operations before losses from unconsolidated investees.

•
Fixed income sales and trading net revenues were a record $3.6 billion, a 31 percent increase over the previous record in the first quarter of 2006. Performance was broad based across credit products, interest rate & currency products and commodities. Credit products had record results driven by a significant increase in revenues from securitized products. Trading revenues were significantly higher, driven by favorable positioning in the residential mortgage markets, robust performance in corporate credit trading, and strong customer flows. Interest rate & currency products benefited from improved results in interest rate trading and record revenues in emerging markets. Commodities, although down from last year’s record first quarter, produced its second best quarter ever, benefiting from trading results in electricity, natural gas and oil liquids.

•
Equity sales and trading net revenues were a record $2.2 billion, an increase of 36 percent from last year’s first quarter. Increased client flows and trading across both the cash and derivatives markets drove revenues higher. Rising stock market indices in the quarter fueled growth in client volumes across all regions. Prime Brokerage financed higher client balances for the 16th consecutive quarter, which contributed to record revenues for the business.

•
Investment revenues were $801 million compared with $312 million in the first quarter of last year. The increase was driven by significant gains from investment banking’s interest in real estate funds and $237 million of investment revenue associated with returns in our employee deferred compensation and co-investment plans that are substantially offset by increased compensation expense related to these plans[3]. The quarter also included gains on fixed income’s investments in Grifols S.A. and IntercontinentalExchange.

•
The Company’s aggregate average trading VaR measured at the 95 percent confidence level was $90 million compared with $58 million in the first quarter of 2006 and $61 million in the fourth quarter of 2006. Total aggregate average trading and non-trading VaR was $92 million compared with $65 million in the first quarter of 2006 and $67 million in the fourth quarter of 2006. The overall increase from last year was due, in part, to increases in the equities price and commodities price VaR. At quarter end, the Company’s aggregate trading VaR was $76 million, and the aggregate trading and non-trading VaR was $78 million.

•
Non-interest expenses were $4.6 billion, an increase of 22 percent from the first quarter of last year. Compensation costs were higher compared with a year ago as increases resulting from higher revenues[3]were partly offset by the incremental compensation charges recorded in the first quarter of 2006[1]. In addition, non-compensation expenses increased as a result of higher levels of business activity.

3 The Company maintains various deferred compensation plans for the benefit of certain employees. Beginning in the quarter ended February 28, 2007, increases or decreases in assets or earnings associated with such plans are reflected in net revenues, and increases or decreases in liabilities associated with such plans are reflected in compensation expense. Previously, the increases or decreases in assets and liabilities associated with these plans were both recorded in net revenues. Prior period activity has been reclassified to conform to the current presentation.

For the first two months of calendar 2007, the Company ranked second in global completed M&A with a 34 percent market share, sixth in global announced M&A with a 26 percent market share, fifth in global IPOs with a 7 percent market share, eighth in global equity and equity-related issuances with a 6 percent market share and sixth in global debt issuance with a 6 percent market share.4

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group’s pre-tax income for the first quarter was $220 million, compared with $15 million in the first quarter of last year. The quarter's pre-tax margin was 15 percent compared with 1 percent in last year’s first quarter. The quarter’s return on average common equity was 32 percent compared with 1 percent a year ago, reflecting the increase in net income and lower capital allocated to the business.

•
Net revenues of $1.5 billion were up 18 percent from a year ago reflecting stronger transactional revenues due to increased underwriting activity, higher asset management revenues reflecting growth in fee-based products and higher net interest revenue from the bank deposit sweep program.

•
Non-interest expenses were $1.3 billion, up 2 percent from a year ago. Compensation costs increased from a year ago, due to higher revenues and investment in the business. This increase was partly offset by the incremental compensation charges recorded in the first quarter of 2006.[1]  Non-compensation expenses declined reflecting lower charges for legal and regulatory matters.

•
Total client assets were $690 billion, an 11 percent increase from last year’s first quarter. Client assets in fee-based accounts rose 17 percent to $202 billion over the last 12 months and represent 29 percent of total client assets.

•	The 7,993 global representatives at quarter-end achieved record average annualized revenue and total client assets per global representative of $748,000 and $86 million, respectively.

In addition, included in the Company’s discontinued operations is a $168 million pre-tax gain on the sale of Quilter Holdings Ltd.

4 Source: Thomson Financial - for the period January 1, 2007 to February 28, 2007.

ASSET MANAGEMENT

Asset Management reported pre-tax income of $236 million, 37 percent higher than last year's $172 million.  The quarter’s pre-tax margin was 26 percent compared with 24 percent a year ago and the return on average common equity was 20 percent compared with 21 percent in last year’s first quarter.
•
Net revenues increased 28 percent to $905 million primarily reflecting higher management and administration fees due to an increase in assets under management and higher performance fees from the alternatives business, including FrontPoint Partners. Higher investment revenues were driven by gains in private equity and alternative investments.

•
Non-interest expenses increased 26 percent to $669 million driven by higher compensation costs resulting from increased revenues and business investment, particularly in the alternatives business, including operating expenses associated with FrontPoint Partners.

•
Assets under management or supervision at February 28, 2007 were $500 billion, up $58 billion, or 13 percent, from a year ago. The increase resulted from market appreciation, acquisitions and minority interest investments, as inflows from the Americas Intermediary, Non-U.S. and Institutional Liquidity products were offset by Morgan Stanley Brand, U.S. Institutional, and Retail Money Market outflows.

•	Asset Management recorded net customer inflows of $4.3 billion for the quarter compared with $6.9 billion of outflows a year ago.
•
The percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 48 percent over one year, 63 percent over three years, 73 percent over five years and 82 percent over 10 years.

DISCOVER

Discover’s first quarter pre-tax income was $372 million on a managed basis, a 22 percent decline compared with $479 million in last year’s first quarter. Net revenues of $1,025 million were 6 percent lower than a year ago, which included an increase in the valuation of the Company's residual interests in securitized receivables following changes in federal bankruptcy legislation in 2005. The quarter’s pre-tax margin was 36 percent compared with 44 percent a year ago. The quarter’s return on average common equity was 17 percent compared with 26 percent a year ago.
•
Transaction volume increased 13 percent from a year ago to a record $30.3 billion, primarily driven by higher sales volume resulting from increased cardmember usage and the acquisition of the Goldfish credit card business.

•	Managed credit card loans of $50.7 billion were up 6 percent from a year ago and up 1 percent from the end of last year.

•
Managed merchant, cardmember and other fees were $552 million, up 6 percent from a year ago. The increase was primarily due to higher merchant discount revenues driven by higher sales activity and higher cardmember related fee revenue, partly offset by higher cardmember rewards.

•
Other non-interest revenue was $5 million compared with $143 million in last year’s first quarter, which benefited from the increase in the valuation of the Company's residual interests in securitized receivables discussed above.

•
The provision for consumer loan losses on a managed basis was $482 million, down 5 percent from last year, reflecting continued strong credit quality in the domestic portfolio, partially offset by increased credit losses in the U.K.

•
Managed net interest income of $950 million increased $16 million, or 2 percent, reflecting an 8 percent increase in average credit card loans, partially offset by a narrowing of the interest rate spread as a higher yield was more than offset by a higher cost of funds.

•
Non-interest expenses increased 7 percent to $653 million, primarily due to higher marketing and professional services and the inclusion of operating expenses associated with the Goldfish credit card business.

•
The managed credit card net charge-off rate was 4.05 percent, 101 basis points lower than last year's first quarter. The managed credit card over-30-day delinquency rate was 3.45 percent, unchanged from the first quarter of 2006, and the over-90-day delinquency rate increased 8 basis points over the same period to 1.69 percent.

OTHER MATTERS

Effective December 1, 2006, the Company elected early adoption of SFAS No. 157, "Fair Value Measurements," and SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115." As a result of the adoption of SFAS No. 157 and SFAS No. 159, the Company recorded an after-tax cumulative effect adjustment of $186 million as an increase to the opening balance of retained earnings as of December 1, 2006. The adoption of these two standards had an immaterial impact in the first quarter.

As of February 28, 2007, the Company repurchased approximately 15 million shares of its common stock since the end of fiscal 2006.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on April 30, 2007, to common shareholders of record on April 13, 2007. The Company also announced that its Board of Directors declared a quarterly dividend of $378.75 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.37875) to be paid on April 16, 2007 to preferred shareholders of record on April 1, 2007.

Total capital as of February 28, 2007 was $177.3 billion, including $42.8 billion of common shareholders' equity, preferred equity and junior subordinated debt issued to capital trusts. Book value per common share was $34.71, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Company’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 31 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement. Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Feb 28, 2007	Feb 28, 2006	Nov 30, 2006	Feb 28, 2006	Nov 30, 2006
Net revenues
Institutional Securities	$7,631	$5,551	$5,702	37%	34%
Global Wealth Management Group	1,490	1,266	1,430	18%	4%
Asset Management	905	705	728	28%	24%
Discover	1,025	1,089	963	(6%)	6%
Intersegment Eliminations	(53)	(59)	(59)	10%	10%
Consolidated net revenues	$10,998	$8,552	$8,764	29%	25%

Income before taxes (1)
Institutional Securities	$3,031	$1,775	$2,297	71%	32%
Global Wealth Management Group	220	15	165	*	33%
Asset Management	236	172	190	37%	24%
Discover	372	479	199	(22%)	87%
Intersegment Eliminations	5	19	12	(74%)	(58%)
Consolidated income before taxes	$3,864	$2,460	$2,863	57%	35%

Earnings per basic share:
Income from continuing operations	$2.52	$1.57	$2.19	61%	15%
Discontinued operations	$0.11	$(0.03)	$-	*	*
Earnings per basic share	$2.63	$1.54	$2.19	71%	20%

Earnings per diluted share:
Income from continuing operations	$2.40	$1.51	$2.08	59%	15%
Discontinued operations	$0.11	$(0.03)	$-	*	*
Earnings per diluted share	$2.51	$1.48	$2.08	70%	21%

Average common shares outstanding
Basic	1,009,186,993	1,020,041,181	997,892,310
Diluted	1,057,912,545	1,061,764,798	1,052,831,345
Period end common shares outstanding	1,061,644,077	1,070,407,513	1,048,877,006

Return on average common equity
from continuing operations	28.8%	21.9%	26.1%
Return on average common equity	29.9%	21.3%	26.0%

(1)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes and gain/(loss) from discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Feb 28, 2007	Feb 28, 2006	Nov 30, 2006	Feb 28, 2006	Nov 30, 2006

Investment banking	$1,227	$982	$1,503	25%	(18%)
Principal transactions:
Trading	4,158	3,086	2,317	35%	79%
Investments	920	349	567	164%	62%
Commissions	1,005	920	976	9%	3%
Fees:
Asset management, distribution and admin.	1,479	1,268	1,337	17%	11%
Merchant, cardmember and other	297	289	289	3%	3%
Servicing and securitizations income	556	596	526	(7%)	6%
Interest and dividends	14,814	10,544	11,880	40%	25%
Other	222	134	228	66%	(3%)
Total revenues	24,678	18,168	19,623	36%	26%
Interest expense	13,485	9,461	10,620	43%	27%
Provision for consumer loan losses	195	155	239	26%	(18%)
Net revenues	10,998	8,552	8,764	29%	25%

Compensation and benefits (1)	4,992	4,242	3,506	18%	42%
Occupancy and equipment	280	230	274	22%	2%
Brokerage, clearing and exchange fees	361	292	334	24%	8%
Information processing and communications	369	346	384	7%	(4%)
Marketing and business development	294	238	418	24%	(30%)
Professional services	499	433	724	15%	(31%)
Other	339	311	261	9%	30%
Total non-interest expenses	7,134	6,092	5,901	17%	21%

Income from continuing operations before losses
from unconsolidated investees and taxes	3,864	2,460	2,863	57%	35%
Losses from unconsolidated investees	44	69	54	(36%)	(19%)
Provision for income taxes	1,261	789	607	60%	108%
Income from continuing operations	2,559	1,602	2,202	60%	16%
Discontinued operations(2)
Gain/(loss) from discontinued operations	174	(48)	6	*	*
Income tax benefit/(provision)	(61)	20	(2)	*	*
Gain/(loss) from discontinued operations	113	(28)	4	*	*
Net income	$2,672	$1,574	$2,206	70%	21%
Preferred stock dividend requirements	$17	$-	$19	*	(11%)
Earnings applicable to common shareholders	$2,655	$1,574	$2,187	69%	21%

Return on average common equity
from continuing operations	28.8%	21.9%	26.1%
Return on average common equity	29.9%	21.3%	26.0%
Pre-tax profit margin (3)	35%	29%	33%
Compensation and benefits as a % of net revenues	45%	50%	40%

(1)
The Company maintains various deferred compensation plans for the benefit of certain employees. Beginning in the quarter ended Feb 28, 2007, increases or decreases in assets or earnings associated with such plans are reflected in net revenues, and increases or decreases in liabilities associated with such plans are reflected in compensation expense. For the quarter ended Feb 28, 2007, such net revenues and compensation expense totaled approximately $300 million and $280 million, respectively. Previously, the increases or decreases in assets and liabilities associated with these plans were both recorded in net revenues. Prior period activity has been reclassified to conform to the current presentation.

(2)	Gain/(loss) from discontinued operations for the quarter ended Feb 28, 2007 reflects the operating results for Quilter Holdings Limited and the gain related to the sale of this business.
(3)	Income before taxes, excluding losses from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.